UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 3, 2005

Prosoft Learning Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-21535	87-0448639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

410 N. 44th Street, Suite 600, Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(602) 794-4199

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation.

The Company’s failure to maintain its listing on the Nasdaq Small Cap Market (see Item 3.01 below) will constitute an event of default under the terms of the Company’s Secured Convertible Note and the Secured 8% Convertible Notes. Such a default provides the holders of the notes with the ability to require immediate repayment of the principal and interest currently owed under the notes. The current outstanding amount in the aggregate under these notes is approximately $4.25 million. The delisting of the Company’s securities from the Nasdaq Small Cap Market scheduled for November 14, 2005 will constitute such an event of default. The Company has been in active discussions with the noteholders, and anticipates receiving a temporary waiver of such default prior to the November 14, 2005 date.

Section 3 – Securities and Trading Markets

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 3, 2005, the Company received notice of a Nasdaq Staff Determination indicating that the Company’s common stock did not qualify for continued listing on The Nasdaq SmallCap Market based upon Nasdaq Marketplace Rule 4310(c)(4) (the “Rule”). On May 6, 2005, the Nasdaq Staff had notified the Company that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and as a result did not comply with the Rule. The Company was provided 180 calendar days, or until November 2, 2005 to regain compliance with the Rule.

As of November 2, 2005, the Company had not regained compliance with the Rule and is not eligible for an additional 180 calendar day compliance period since it does not meet the Nasdaq Capital Market initial inclusion criteria set forth in the Rule. Accordingly, the Company’s securities will be delisted from the Nasdaq SmallCap Market at the opening of business on November 14, 2005, unless the Company requests a hearing to appeal the Staff’s determination in accordance with the Marketplace Rule 4800 Series. The Company does not anticipate requesting such a hearing, and is making application for its securities to be traded on the Over the Counter Bulletin Board.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 7, 2005	Prosoft Learning Corporation (Registrant)

	By:	/S/ TOM D. BENSCOTER
Tom D. Benscoter, Chief Financial Officer

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